UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________
FORM 8-K
_________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2015

ENCORE BRANDS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	5182	26-3597500
(State or Other Jurisdiction	(Primary Standard Industrial	(IRS Employer
of Incorporation)	Classification Code Number)	Identification No.)

2215-B Renaissance Drive
Las Vegas, NV 89119

(310) 699-9937
(Address and telephone number of registrant’s principal executive offices)

________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 15a-12 under the Exchange Act (17 CFR 240.15a-12)

[   ]  Pre-commencement communications pursuant to Rule 15d-2(b) under the Exchange Act (17 CFR 240.15d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On February 24th, 2015 Encore Brands, Inc. (“Encore”) entered into a material definitive agreement to acquire the master license and worldwide rights for the electronic cigarette brand Jak from Sago Technology, Inc. (“Sago”). The agreement provides that Encore Brands will form a new entity, Jak Marketing Group, Inc. (“JMG”), which will acquire the master license to operate and manage the business.

In addition to the license, Encore Brands has entered into a management agreement whereby two principles of Sago will manage the business of JMG for a minimum of 36 months. The management agreement includes certain performance incentives and equity in JMG to be earned over the 36 month period.

Furthermore, Encore has entered into a purchase agreement with Sago for a 10 percent ownership stake in Sago Technology and its assets, including the Jak trademark.

Founded in 2011 by Mr. Jack Saleh, Mr. Saleh has developed and successfully  launched the Jak electronic cigarette brand in Chicago, IL achieving wholesale revenue of one million dollars in 2013 and two million dollars in 2014. The brand has became one of the top 10 retail ecig brands sold in Chicago convenience stores as of June 2014.*

Less than a decade old, the electronic cigarette market is still in its infancy, but has grown to an estimated 3 billion dollars worldwide in 2015. While e-cigarette products are not currently regulated in the US, it is anticipated that this will happen at some point in the near future with the resulting taxation dollars aimed at improved product safety, meeting FDA requirements and education against smoking.

While the anticipated regulation may cause some additional cost of goods sold or require the need for some sort of wholesale license. Management does not believe this will impede the growth in sales of these nicotine delivery devices as more and more data is accumulated about its long-term use in comparison to conventional tobacco products.

This unique consumer brand represents an opportunity for Encore to execute on its consumer brand strategy in a rapidly growing market segment with a high margin product and acquire experienced and motivated management in the process.

The Purchase Agreement, the Management Agreement and Master License agreement have been included as an attachment to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the parties. The representations, warranties and covenants contained in the Agreements were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreements. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Sago Technology or Encore Brands or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreements, which subsequent information may or may not be fully reflected in Encore Brand’s public disclosures.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective February 25, 2015, the company entered into a purchase agreement and master license agreement (the “Agreements”) with Sago Technology for the Jak e-cigarette brand.  The master license requires the company to purchase the existing Sago inventory at its cost as well as buying the current accounts receivable. In addition, the company will use it best efforts to provide the funding necessary to operate the existing business up to and including the use of the company’s credit line with TCA Global Credit Master Fund.

Furthermore, it is agreed that the company will raise an additional 1 million dollars over the next 6 months to be used for the growth and operations of the JMG business. At the time of the deposit of these funds into the JMG operating account the company will receive a 10 percent equity share of Sago Technology, Inc. and its assets.

*6/2014 IRI Data

Item 9.01    Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibits                                Description

10.1                                Master License Agreement

Dated February 25, 2015 between the company and Sago Technology, Inc

10.2                                Management Agreement

Dated February 25, 2015 between the company and Sago Technology, Inc

10.5                                Purchase Agreement
Dated February 25, 2015 between the company and Sago Technology, Inc

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE BRANDS, INC.

March 3, 2015	By: /s/ Alex G. McKean
Alex G. McKean
Chief Financial Officer